Exhibit 99.1

Ariba Announces Definitive Agreement to Acquire Procuri

Combination extends Ariba’s on-demand spend management leadership and expands presence in mid-market

SUNNYVALE, Calif., and ATLANTA, GA, September 20, 2007 – Ariba, Inc. (Nasdaq: ARBA) today announced that it has signed a definitive agreement to acquire Procuri Inc. a privately-held provider of on-demand supply management solutions. With the acquisition, Ariba extends its position as the leading provider of spend management solutions to companies of all sizes and accelerates its traction in the rapidly growing mid-market.

Under the terms of the agreement, Ariba will deliver $93 million in consideration at closing, consisting of equal amounts of cash and stock, of which $14M of the cash will be placed in escrow to secure indemnity obligations of Procuri stockholders. Ariba will also pay off approximately $8 million of Procuri’s debt. The transaction, which is subject to customary closing conditions and regulatory approvals, is expected to close in the first quarter of Ariba’s fiscal year 2008, ending December 31, 2007. The definitive agreement has been approved by both companies’ board of directors.

“Ariba has been very successful in its shift to a Software as a Service (SaaS) business model, growing year over year subscription software backlog by 60% in the past quarter. This acquisition will accelerate our growth, give us scale in our on-demand business and strengthen our position in the fast growing mid-market,” said Bob Calderoni, CEO, Ariba. “Procuri has proven its ability to sell on-demand solutions to growing enterprises and has built an impressive list of customers. We can leverage this customer base and experience along with our solutions to further penetrate and lead the fastest growing segment of the spend management market.”

With more than 300 customers, including Barclays Bank PLC, The Boots Company PLC, ConAgra Foods, Domino’s Pizza, PMC, Inc., Hess Corporation, JetBlue Airways, Novation LLC, Sun Microsystems, UPM-Kymmene, and United Parcel Service of America, Inc. (UPS), Procuri has extensive experience in delivering on-demand solutions to companies across a range of industries and geographies. Procuri’s strength in selling software-as-a-service and traction among growing enterprises such as AirportSmart LTD, Conn-Selmer, LeChase Construction Services LLC, Health & Hospital Corporation of Marion County, and Stonyfield Farm will enable Ariba to expand its market share and deliver on its promise to allow all companies regardless of their size to realize the benefits that spend management provides.

“The combination of Procuri and Ariba creates the clear leader in the global market for on-demand spend management solutions,” said Mark Morel, president and CEO,

Procuri. “In uniting the industry’s best-in-class technologies and people, the combined company will deliver a world-class, end-to-end spend management platform and services that enable companies to control spend, mitigate risks, and improve performance across their global supply chains.”

Conference Call and Webcast Information

Ariba will host a conference call to discuss this transaction today at 10:30 a.m. ET. To join the call, please dial (877) 407-8031 in the United States and Canada, or (201) 689-8031 if calling internationally. A live web broadcast of the call will be available on the investor relations section of Ariba’s website at: www.ariba.com. The webcast may also be accessed by logging in at http://www.vcall.com/IC/CEPage.asp?ID=120909

A replay of the conference call will be available shortly after the completion of the conference call through Wednesday, September 26, 2007, and can be accessed by calling (877) 660-6853 in the United States and Canada or (201) 612-7415 internationally and entering account number: 286 and conference ID number: 255750.

About Ariba, Inc.

Ariba, Inc. is the leading provider of spend management solutions to help companies realize rapid and sustainable bottom line results. Successful companies around the world in every industry use Ariba Spend Management™ software and services. Ariba can be contacted in the U.S. at 1.650.390.1000 or at www.ariba.com

About Procuri Inc.

Procuri leads the On Demand Supply Management industry with more than 300 customers of all sizes, industries, geographies and spend categories. Customers include Eastman Kodak, ITT Industries, Air France-KLM, The McGraw-Hill Companies, Newell Rubbermaid, Sun Microsystems and Toyota Motor Sales. Procuri’s On Demand solutions for spend analysis, supplier management, strategic sourcing, contract management and compliance are comprehensive, cost effective and instantly available. For more information, call 1-877-360-1600 or visit www.procuri.com.

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Copyright © 1996 – 2007 Ariba, Inc.

Ariba, the Ariba logo, AribaLIVE and SupplyWatch are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Spend Management. Find it. Get it. Keep it., Ariba. This is Spend Management, Ariba Solutions Delivery, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Category Procurement, Ariba Contract Compliance, Ariba Contracts, Ariba Contract Management, Ariba Contract Workbench, Ariba Data Enrichment, Ariba eForms, Ariba Electronic Invoice Presentment and Payment, Ariba Invoice, Ariba Sourcing, Ariba Spend Visibility, Ariba Travel and Expense, Ariba Procure-to-Pay, Ariba Workforce, Ariba Supplier Network, Ariba Supplier Connectivity, Ariba Supplier Performance Management, Ariba PunchOut, Ariba QuickSource, PO-Flip, Ariba Settlement, Ariba Spend Management Knowledge Base, Ariba Ready, Ariba Supply Lines, Ariba Supply Manager, Ariba LIVE and It’s Time for Spend Management are trademarks or service marks of Ariba, Inc. Ariba Proprietary and Confidential. All rights reserved. Patents pending. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions; inability to control costs; changes in the company’s pricing or compensation policies; significant fluctuations in our stock price; the outcome of and costs associated with pending or potential future regulatory or legal proceedings; the impact of our acquisitions, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-Q filed August 8, 2007.

Investor Contact:

Ariba Investor Relations

Ariba, Inc.

(650) 390-1200

Investor@ariba.com

Media Contacts:

Karen Master

Ariba, Inc.

412-297-8177

kmaster@ariba.com

Andrea Soltysiak

Procuri, Inc.

(404) 720-1153

asoltysiak@procuri.com